Exhibit 2.1

AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF MERGER

This Amendment No. 2 to the Agreement and Plan of Merger (this “Second Amendment”), dated December 17, 2019, is made and entered into by and among: NHT Operating Partnership, LLC, a Delaware limited liability company (“ Parent”); NHT REIT Merger Sub, LLC, a Delaware limited liability company (“Merger Sub ”); NHT Operating Partnership II, LLC, a Virginia limited liability company (“Merger OP” and, collectively with Parent and Merger Sub, the “Parent Parties”); Condor Hospitality Trust, Inc., a Maryland corporation (the “Company”); and Condor Hospitality Limited Partnership, a Virginia limited partnership (the “Operating Partnership” and, together with the Company, the “Company Parties”).

RECITALS

WHEREAS, the Parent Parties and the Company Parties on July 19, 2019, entered into that certain Agreement and Plan of Merger, and on September 13, 2019 entered into that certain Amendment No. 1 to Agreement and Plan of Merger (as amended, the “Merger Agreement”); and

WHEREAS, the Company Parties and the Parent Parties desire to further amend the Merger Agreement and the board of directors of the Company and the manager of Parent have each approved and declared it advisable for the parties to enter into this Second Amendment and consummate the transactions contemplated by the Merger Agreement, including the Mergers, as further amended by this Second Amendment, upon the terms and subject to the conditions set forth in the Merger Agreement as further amended by this Second Amendment.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Second Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

ARTICLE I

AMENDMENTS AND OTHER AGREEMENTS

Section 1.1 Closing. Notwithstanding anything to the contrary in the Merger Agreement, the parties agree that the Closing shall occur on Friday, January 31, 2020. For the avoidance of doubt, the Company acknowledges and agrees that it cannot exercise its rights under Section 7.1(i) of the Merger Agreement unless the Parent Parties fail to consummate the Mergers on January 31, 2020.

Section 1.2 Effective Times. Sections 2.3(b)-(c) of the Merger Agreement are hereby amended and restated in their entirety as follows:

“(b) Upon the terms and subject to the provisions of this Agreement, on the Closing Date and immediately prior to the Partnership Merger Effective Time, Merger Sub and the Company shall (i) duly execute and file articles of merger (the “Company Articles of Merger”) with the State Department of Assessments and Taxation of

Maryland (“SDAT”) in accordance with the Laws of the State of Maryland and with the Secretary of State of the State of Delaware (the “DE SOS”) in accordance with the DE LLC Act, and (ii) make any other filings, recordings or publications required to be made by the Company or Merger Sub in connection with the Company Merger. The Company Merger shall become effective immediately prior to the Partnership Merger Effective Time on the date and time at which the Company Articles of Merger have been filed with, and accepted for record by, the SDAT, or at such other date and time as is agreed between the parties hereto and specified in the Company Articles of Merger in accordance with the MGCL and the DE LLC Act (such date and time being hereinafter referred to as the “Company Merger Effective Time” or the “Effective Time”). The parties shall cause the Effective Time to occur immediately prior to the Partnership Merger Effective Time.

(c) As soon as practicable on the Closing Date, Merger OP and the Operating Partnership shall (i) duly execute and file articles of merger (the “Partnership Articles of Merger”) with the Virginia State Corporation Commission (“VSCC”) in accordance with the VRULPA and the VLLCA, and (ii) make any other filings, recordings or publications required to be made by the Operating Partnership or Merger OP in connection with the Partnership Merger. The Partnership Merger shall become effective on the date and time at which the Partnership Articles of Merger have been duly filed with, and accepted for record by, the VSCC, or at such other date and time agreed between the parties and specified in the Partnership Articles of Merger (the “Partnership Merger Effective Time”). The parties shall cause the Partnership Merger Effective Time to occur immediately after the Company Merger Effective Time.”

Section 1.3 Termination. Section 7.1(b) of the Merger Agreement is hereby amended by adding the following phrase at the end thereof:

“provided, further, that from and after December 17, 2019, the term End Date is revised to solely mean “January 31, 2020”;

Section 1.4 Closing Conditions. As of the date hereof, the Parent Parties and the Company Parties agree that the closing conditions set forth in Article 6 (other than (a) those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions by the Parent Parties or the Company Parties, as applicable, and (b) changes in facts or circumstances outside the reasonable control of the Parent Parties or the Company Parties, as applicable, after the date of this Second Amendment), including for the avoidance of doubt, the conditions under 6.2(f) of the Merger Agreement, are satisfied or waived by the Parent Parties and the Company Parties, as applicable.

Section 1.5 Escrow. Within one Business Day following the date of this Second Amendment, Parent shall cause NexPoint Real Estate Advisors VI, L.P. (“NREA”) to deposit an additional $750,000 in escrow with the $500,000 currently in escrow (collectively, the “Escrowed Funds”) pursuant to the Escrow Agreement by and among the Company, NREA and NexVantage Title Services. The parties agree that the Escrowed Funds will be used to fund a portion of (a) the Merger Consideration or (b) the Parent Termination Fee, as applicable.

Section 1.6 Dividend. Pursuant to Section 5.1(b) of the Merger Agreement, the Parent Parties hereby consent to the Company Parties declaring and paying the dividends and distributions set forth below:

(a)	$0.195 per share of Company Common Shares;

(b)	$0.15625 per share of Company Series E Preferred Shares;

(c)	$0.195 per 52 units of Partnership Common Units; and

(d)	distributions by any Acquired Company to any other Acquired Company to fund the foregoing distributions in (a), (b) and (c).

Section 1.7 Atlanta JV. Parent Parties acknowledge and agree that the Company has caused the exercise of its Buy / Sell pursuant to Section 5.20 of the Merger Agreement. Section 5.20 of the Merger Agreement is amended to add the following at the end thereof:

“In the event the Atlanta JV Equity Interest Purchase Price shall be subsequently increased beyond the amount previously presented to the Company Parties of $3,616,324, the Company agrees to not subsequently cause the re-exercise of the Buy / Sell at such higher price without the written consent of Parent. Such consent may be given or withheld by Parent at its sole discretion. Consent shall be deemed withheld if not given within two Business Days following notice by the Company to Parent of the increased Atlanta JV Equity Interest Purchase Price, and the Company’s obligation to cause the exercise of the Buy / Sell under this Section 5.20 shall be deemed waived by the Parent Parties.”

Section 1.8 Certain Business Matters Approval. Simultaneously with the execution of this Second Amendment, the parties will enter into a letter agreement to address certain business matters with respect to the Mergers and the operations of the Company Parties through January 31, 2020.

ARTICLE II

GENERAL PROVISIONS

Section 2.1 Defined Terms. Except as otherwise set forth in this Second Amendment, all capitalized terms used and not defined herein shall have the meanings given to such terms in the Merger Agreement.

Section 2.2 Effect of Amendment. This Second Amendment shall be effective as of the date first written above. After giving effect to this Second Amendment, unless the context otherwise requires, each reference in the Merger Agreement or any Exhibit or Schedule thereto to “this Agreement”, “the Agreement”, “hereof”, “herein” or words of like import referring to the Merger Agreement shall refer to the Merger Agreement as amended by this Second Amendment. Except as amended hereby, the Merger Agreement will continue in full force and effect and shall be otherwise unaffected hereby.

Section 2.3 Counterparts. This Second Amendment may be executed and delivered (including by facsimile or .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”)) in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. No party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

Section 2.4 Captions. The captions used in this Second Amendment are for convenience of reference only and do not constitute a part of this Second Amendment and will not be deemed to limit, characterize or in any way affect any provision of this Second Amendment, and all provisions of this Second Amendment will be enforced and construed as if no caption had been used in this Second Amendment.

Section 2.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, (a) such term or other provision shall be fully separable, (b) this Second Amendment shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof, and (c) all other conditions and provisions of this Second Amendment shall nevertheless remain in full force and effect so long as either the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party or such party waives its rights under this Section 2.5 with respect thereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Second Amendment so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Second Amendment are fulfilled to the extent possible.

[Signature Page Follows.]

IN WITNESS WHEREOF, the Parties have caused this Second Amendment to be executed as of the date first above written.

NHT OPERATING PARTNERSHIP, LLC

By:	NHT OPERATING PARTNERSHIP GP, LLC, its manager

By:	/s/ Neil Labatte
	Name:	Neil Labatte
	Title:	Sole Member

NHT REIT MERGER SUB, LLC

By:	/s/ Brian Mitts
	Name:	Brian Mitts
	Title:	Chief Financial Officer and Secretary

NHT OPERATING PARTNERSHIP II, LLC

By:	/s/ Brian Mitts
	Name:	Brian Mitts
	Title:	Chief Financial Officer and Secretary

[Amendment No. 2 to Merger Agreement]

CONDOR HOSPITALITY LIMITED PARTNERSHIP

By:	Condor Hospitality REIT Trust,
its General Partner

By:	/s/ J. William Blackham
	Name:	J. William Blackham
	Title:	President

CONDOR HOSPITALITY TRUST, INC.

By:	/s/ J. William Blackham
	Name:	J. William Blackham
	Title:	President and CEO

[Amendment No. 2 to Merger Agreement]